Exhibit 99.1

Antero Midstream Announces Acquisition of Water Business, Private Placement of Common Units & Increased Guidance

Denver, Colorado, September 18, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) announced today that it has entered into a definitive agreement to acquire Antero Resources Corporation’s (“Antero Resources”) integrated water business for an aggregate $1.05 billion in a combination of cash, assumed debt and Partnership common units. In addition, Antero Resources is entitled to receive two potential $125 million earn out payments at year-end 2019 and 2020 if certain fresh water volumetric delivery targets are met. The acquisition includes Antero Resources’ fresh water delivery business, together with an exclusive right to provide fresh water for Antero Resources’ well completion operations in West Virginia and Ohio, the to-be-constructed advanced wastewater treatment complex, and the exclusive right to provide fluid handling and disposal services for Antero Resources. The acquisition is expected to close on September 23, 2015, subject to the satisfaction of customary closing conditions, including the consummation of the financing described below.

Announcement Highlights:

•                  Antero Midstream is acquiring Antero Resources’ integrated water business for an aggregate $1.05 billion in cash, assumed debt and Partnership common units plus a total of $250 million of potential earn out payments

•                  Purchase price to be funded by common units issued to Antero Resources, cash from Antero Midstream’s balance sheet and expanded credit facility and cash proceeds from common units issued in a private placement

•                  Acquisition is expected to be accretive to distributable cash flow per unit

•                  Increases 2015 EBITDA guidance to $170 to $180 million and distributable cash flow guidance to $150 to $160 million

•                  Expected coverage ratio in excess of the high end of previously stated 1.1x to 1.2x range with reaffirmed distribution growth target of 28% to 30% per year through 2017

Transaction Financing

As consideration for the acquisition, the Partnership has agreed to pay Antero Resources a cash distribution equal to $552 million, less any assumed debt, and issue 23,886,421 common units representing limited partner interests in the Partnership to Antero Resources.  Upon completion of the Partnership’s concurrent private placement of common units described below, the net proceeds will be paid to Antero Resources and the number of common units issuable to Antero Resources will be reduced by an equivalent number to that issued in the private placement. The Partnership’s credit facility capacity will be increased by $500 million to a total of $1.5 billion in conjunction with the completion of this transaction. Pro-forma for the transaction, Antero Midstream would have had $439 million in debt and approximately $1.1 billion in availability under its revolving credit facility as of June 30, 2015.

On September 17, 2015, the Partnership priced the private placement of 12,898,000 common units for gross proceeds of approximately $243 million.  The closing of the private placement is subject to the closing of the acquisition and certain other customary conditions, and the private placement is expected to close concurrently with the Partnership’s acquisition of Antero Resources’ water business.  Upon completion of the private placement, the total cash and unit consideration paid by the Partnership to Antero Resources will be $794 million and 10,988,421 common units, respectively, plus the potential earn out payments described below. The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

Barclays is acting as sole placement agent for the offering.

Paul Rady, Chairman and CEO commented, “This transaction is a win-win for both entities. Antero Midstream takes another step towards becoming a full value chain midstream services provider in the Appalachian Basin, and Antero Resources reduces debt by $794 million. The fixed fee terms and minimum volume commitments on fresh water delivery volumes significantly reduce the potential volatility of water business cash flows, making it an excellent business for the Partnership. The transaction is accretive to Antero Midstream as the coverage ratio is expected to exceed the high end of the previously disclosed guidance of 1.1 times to 1.2 times while continuing to target peer-leading distribution growth of 28% to 30% through 2017. In light of current market conditions we believe preserving flexibility through higher distributable cash flow coverage is prudent given our already peer-leading distribution growth and robust backlog of existing organic growth opportunities. We will continue to monitor the markets and revisit this policy if warranted.”

Transaction Structure and Minimum Volume Commitments

In conjunction with the acquisition of the fresh water delivery business, Antero Midstream will enter into a 20-year water services agreement covering Antero Resources’ 534,000 net acres in West Virginia and Ohio, with a right of first offer on all future areas of operation. Under the agreement, Antero Midstream will receive a fixed fee of $3.69 per barrel in West Virginia and $3.64 per barrel in Ohio for fresh water deliveries by pipeline directly to the well site, subject to annual CPI adjustments.

In connection with the acquisition, Antero Resources will commit to pay a fee on a minimum volume of fresh water deliveries in calendar years 2016 through 2019. Minimum volume commitments are 90,000 barrels per day in 2016, 100,000 barrels per day in 2017 and 120,000 barrels per day in each of 2018 and 2019. Assuming average barrels of water used to complete a Marcellus and Utica well of 250,000 barrels and 275,000 barrels, respectively, and based on an average lateral length of 9,000 feet for 2015, the minimum volume commitment equates to 125 to 135 completions, which is less than the total completions currently targeted by Antero Resources for 2016.

Additionally, the transaction includes a total of $250 million of potential earn out payments to be paid to Antero Resources at the end of 2019 and 2020, contingent on meeting specific average volume thresholds. Antero Midstream will pay Antero Resources $125 million if Antero Midstream’s delivered fresh water volumes average 161,000 barrels per day or more between January 1, 2017 and December 31, 2019 and an additional $125 million if Antero Midstream’s delivered fresh water volumes average 200,000 barrels per day or more during the period between January 1, 2018 and December 31, 2020.

Water Business Overview

Fresh Water Delivery Business

The acquisition will include 100% of Antero Resources’ fresh water delivery business, which consists of two independent systems that deliver water from the Ohio River and other regional water sources for well completion operations in both the Marcellus and Utica Shales. The Marcellus and Utica systems consist of a combined 150 miles of permanent buried pipelines, 80 miles of surface water pipelines, 35 fresh water impoundments with storage capacity of approximately 5 million barrels and 15,000 horsepower of water pump capacity. As of June 30, 2015, over 300 wells have utilized Antero Resources’ extensive network of fresh water delivery pipelines, eliminating an estimated 400,000 truck trips, materially reducing Antero Resources’ overall environmental impact.

Glen Warren, President and CFO, commented, “The acquisition of the water business is expected to be accretive to 2016 distributable cash flow per unit and adds additional scale and scope to Antero Midstream’s core footprint in Appalachia. The initial purchase price of $1.05 billion implies an approximate 8.5 times to 9.0 times multiple of the forecasted 2016 water business EBITDA. This transaction multiple excludes the potential value of the two earn out payments. The minimum volume payments and Antero Resources’ significant investment to date in the existing permanent water delivery infrastructure largely de-risks the fresh water delivery business, which is expected to have significant free cash flow in 2016.”

Advanced Wastewater Treatment Complex

Under the terms of the transaction, Antero Midstream will acquire the right to construct the advanced wastewater treatment complex previously announced by Antero Resources. The state-of-the-art advanced wastewater treatment facility is designed to treat 60,000 barrels per day of flowback and produced water and will be centrally located in Antero Resources’ footprint in the southwestern core of the Marcellus Shale with the ability to serve Antero Resources’ development in both the Marcellus and Utica Shale plays. The advanced wastewater treatment complex is expected to allow Antero Resources and other third-party customers to treat and reuse flowback and produced water rather than permanently dispose of wastewater in water injection wells. Further, water treated at the advanced wastewater treatment facility is expected to displace the water currently sent to third party water recycling or “polishing” facilities which is subsequently used in completion operations (estimated to be approximately 10% of total volumes currently used in completions activities).

Antero Midstream’s share of the capital investment for the advanced wastewater treatment complex is estimated to be $265 million, and also includes site preparation and construction, byproducts processing equipment and five miles of water pipeline that will connect the treatment facility to its existing fresh water distribution system. At full capacity, expected to be achieved within 36 months of the in-service date based on current drilling plans, the facility is expected to have the capability to generate $55 to $65 million in annual EBITDA, excluding the potential sale of commercial byproducts.

For additional details regarding the previously announced advanced wastewater treatment facility, please refer to Antero Resources’ announcement on August 19, 2015, which can be found on the Antero Resources’ website at www.anteroresources.com.

Under the terms of the water services agreement, Antero Resources has agreed to exclusively use Antero Midstream in Ohio and West Virginia, and has granted a right of first offer on all other areas for flowback and produced water services. Antero Midstream will charge Antero Resources a fixed fee of $4.00 per barrel for wastewater treatment at the advanced wastewater treatment complex under a 20-year agreement, subject to annual CPI-based adjustments.

Financial Guidance Update

Driven by the drop down acquisition, the Partnership is raising 2015 EBITDA guidance to a range of $170 to $180 million from the previous range of $150 to $160 million. Distributable cash flow is expected to be $150 to $160 million in 2015 versus prior guidance of $135 to $145 million. Additionally, the Partnership is maintaining capital expenditure guidance of $425 to $450 million as capital reductions on gathering projects offsets anticipated capital investments in the water business for the remainder of 2015.

Commenting on the capital budget, Mr. Warren added, “The reduction in 2015 natural gas gathering capital is a direct result of Antero Resources’ shift in its drilling program focus during the year to well pad locations directly adjacent to in-service midstream infrastructure.  This results in the deferral of certain gathering projects into 2016 and highlights the flexibility and just-in-time capital investment strategy of Antero Midstream. The current 2016 capital budget contemplates a return to gathering capital expenditure levels more in line with the original 2015 budget as Antero Resources continues development in new areas dedicated to Antero Midstream. The water infrastructure capital is primarily related to the initial construction costs of the recently announced advanced wastewater treatment facility.  We are forecasting approximately $75 million of capital associated with the facility in 2015 with the remaining capital being ratably invested until completion in the fourth quarter of 2017.”

	Year End December 31, 2015
Guidance Comparison	Prior Guidance	Updated Guidance	Increase/ (decrease)

Adjusted EBITDA ($MM)	$150 – $160	$170 – $180	$20
Distributable Cash Flow ($MM)	$135 – $145	$150 – $160	$15
Year-Over-Year Distribution Growth(1)	28% – 30%	28% – 30%	—

Low Pressure Gathering	$165 – $170	$90 – $95	$(75)
High Pressure Gathering	$85 – $90	$70 – $75	$(15)
Compression	$160 – $165	$165 – $170	$5
Condensate Gathering	$5 – $10	$5 – $5	$(5)
Water Infrastructure	—	$80 – $90	$80-90
Maintenance Capital ($MM)	$10 – $15	$15 – $15	$5
Total Antero Midstream Capital Budget ($MMs)	$425 – $450	$425 – $450	—

(1)         Year-over-year distribution growth reflects the expected distribution in the fourth quarter of 2015 vs. the minimum quarterly distribution (“MQD”) of $0.17/unit (not full year 2015 distributions vs. the annualized MQD)

The terms of the transaction were approved by the board of directors of Antero Midstream’s general partner, after the conflicts committee of the board of directors of Antero Midstream’s general partner unanimously recommended approval, and the board of directors of Antero Resources, after the special committee of the board of directors of Antero Resources unanimously recommended approval.  The conflicts committee and special committee are each comprised of independent directors. On financial matters, the conflicts committee of the Partnership was advised by Evercore Group LLC and the special committee of Antero Resources was advised by Robert W. Baird & Co. Incorporated. On legal matters, Baker Botts, LLP advised the conflicts committee of the Partnership, Vinson & Elkins LLP advised the special committee of Antero Resources and Latham & Watkins LLP advised Barclays Capital Inc.

Presentation

An updated presentation has been posted to the Partnership’s website which can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash equity-based compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest expense and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

The partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow projections to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression, as well as integrated water assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014.

Antero Midstream’s ability to make future distributions is substantially dependent upon the development and drilling plan of Antero Resources, which itself is substantially dependent upon the review and approval by the board of directors of Antero Resources of its capital budget on an annual basis.  In connection with the review and approval of the annual capital budget, the board of directors will take into consideration many factors, including expected commodity prices and the existing contractual obligations and capital resources and liquidity of Antero Resources at the time.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.